UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): September 27, 2018

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2018, Centrus Energy Corp. (“Centrus” or the “Company”) entered into an agreement pursuant to its lease with the U.S. Department of Energy (“DOE”) to decontaminate and decommission the K-1600 facilities, located at the East Tennessee Technology Park. Under the terms of the agreement, Centrus will remove and dispose of government owned materials and equipment in order to render the facility non-contaminated and un-classified.
The work to be performed is expected to be completed no later than September 30, 2019. The contract is a cost-plus fixed fee contract estimated to total approximately $15 million. The contract is incrementally funded and subject to appropriations by the federal government.
The foregoing description of the statement of work does not purport to be complete and is qualified in its entirety by the text of the agreement, a copy of which is expected to be filed as an exhibit to Centrus’ quarterly report on Form 10-Q for the third quarter ending September 30, 2018.
Centrus, or its subsidiaries, are also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Item 7.01 Regulation FD Disclosure.
On October 2, 2018, Centrus Energy Corp. issued a press release announcing the event described in Item 1.01 of this report.  A copy of this press release is included as Exhibit 99.1 to this report.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01   Financial Statements and Exhibits
(d)    Exhibits.

Exhibit	Description
99.1	Press release dated October 2, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	October 2, 2018	By:	/s/ Stephen S. Greene
Stephen S. Greene
Senior Vice President, Corporate Development and Strategy